Exhibit 10.47

GENERAL RELEASE OF CLAIMS AND RESTRICTIVE COVENANTS AGREEMENT

THIS GENERAL RELEASE OF CLAIMS AND RESTRICTIVE COVENANTS AGREEMENT (Agreement) is made and entered into by Raymond J. Hage, Jr. (Employee), in consideration of the promises and mutual covenants contained herein, and of the severance offered from Novavax, Inc. (Employer) to Employee in the amount of $128,866.

WHEREAS, Employer employs Employee as Senior Vice President, Commercial Operations;

WHEREAS, Employer and Employee have entered into that certain Amended and Restated Employment Agreement, dated as of August 2, 2007, as amended (the “Employment Agreement”); and

WHEREAS, Employer and Employee will terminate their employment relationship as of March 17, 2010 and pursuant to a Memorandum from Rahul Singhvi, President and Chief Executive Officer of the Company, dated March 17, 2010 (the “Memo”).

NOW THEREFORE, in consideration of the promises and the mutual promises set forth in the Memo and herein, Employee agrees as follows:

1.  Consideration.  I am entering into this Agreement in consideration of the Employer’s offer of severance in the amount of $128,866, as well as other good and valuable consideration.  This General Release of Claims and Restrictive Covenants and the Memo together constitute the “Agreement.”  I hereby accept the severance offer and agree to be bound by this Agreement.

2.  General Release of Claims.  I, for myself and my heirs, executors, administrators, assigns, agents and beneficiaries, if any, do hereby agree to execute and be bound by this General Release of Claims.  I waive, release, and forever discharge Employer (as defined below) of and from any and all Claims (as defined below) arising from the beginning of time up to and including the date of this Agreement.  I agree not to file a lawsuit or arbitration to assert any such Claim.  Further, I agree that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, I will not seek or accept any personal relief in such action.

Exclusions:  Notwithstanding any other provision of this release, the following are not barred by the release:  (a) Claims relating to the validity of this Agreement; (b) Claims by either party to enforce this Agreement; (c) Claims which legally may not be waived.  In addition, this General Release of Claims will not operate to limit or bar my right to file an administrative charge of discrimination with the Equal Employment Opportunity Commission (EEOC) and to participate in an investigation by the EEOC, although the General Release of Claims does bar my right to recover any personal relief if I or anyone on my behalf seeks to file a subsequent lawsuit or arbitration on the same basis as the charge of discrimination.

The following provisions further explain this General Release of Claims and promise not to sue:

(a)  Definition of “Claims.” Except as stated above, “Claims” includes without limitation all actions or demands of any kind that I now have, or may have or claim to have in the future.  More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

The nature of Claims covered by this General Release of Claims and promise not to sue includes, without limitation, all actions or demands in any way based on my employment with Employer, the terms and conditions of such employment or my separation from employment.  More specifically, all of the following are among the types of Claims which are waived and barred by this General Release of Claims to the extent allowable under applicable law:

•	Contract Claims, whether express or implied;

•	Tort Claims, such as for defamation or emotional distress;

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Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind including, but not limited to, any action under the Maryland Wage Payment and Collection law as codified at Ann. Code. Md. Labor and Employment, 3-501, et seq.;

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Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistleblowing or any other legally protected class;

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Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, and similar state and local statutes, laws and ordinances;

•	Claims under the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the False Claims Act, and similar state and local statutes, laws and ordinances;

•	Claims for wrongful discharge; and

•	Claims for attorneys’ fees, including litigation expenses and/or costs.

The foregoing description of claims is intended to be illustrative and is not exhaustive.

(b)  Definition of “Employer.” “Employer” includes without limitation Novavax, Inc. and its respective past, present and future parents, owners, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts, if any.  It also includes all past, present and future managers, members, principals, directors, officers, partners, agents, employees (except Raymond J. Hage, Jr.), attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

3.  Restrictive Covenants  Employee acknowledges and reaffirms his obligations under Sections 9, 10, 11and 12 of the Employment Agreement regarding business of the Employer, Assignment of Intellectual Property, Confidentiality, Non-Competition and Non-Solicitation.

4.  Consideration Period.  I acknowledge that I have carefully read and I understand the provisions of this Agreement.  I have been provided with a consideration period consisting of at least twenty-one (21) calendar days to consider the terms of this Agreement from the date this Agreement first was presented to me on March 17, 2010.  I agree to notify Employer of my acceptance of this Agreement by delivering a signed and notarized copy to Employer, addressed to the attention of Jill Hoyt, Novavax, Inc., 9920 Belward Campus Drive, Rockville, Maryland 20850 on or before April 7, 2010.  I agree that any change to this offer, whether material or immaterial, will not restart the running of the consideration period.

I understand that I may take the entire consideration period to consider this Agreement.  I acknowledge that if I sign and return this Agreement before the end of the consideration period that I will have knowingly and voluntarily waived my right to consider the Agreement for the full consideration period and that I have executed this Agreement voluntarily and with full knowledge of its significance, meaning and binding effect.  I may return this Agreement in less than the full consideration period only if my decision to shorten it was knowing and voluntary and was not induced in any way by Employer.

5.  Revocation Period.  I have seven (7) calendar days from the date I sign this Agreement to revoke it if I choose to do so.  If I elect to revoke, I must give written notice of such revocation to Employer by delivering it to Jill Hoyt, Novavax, Inc., 9920 Belward Campus Drive, Rockville, Maryland 20850 in such a manner that it is actually received within the seven (7) calendar day period.  I understand that if I revoke this Agreement, I will not be entitled to the benefits offered as consideration for this Agreement.

6.  Advice to Consult Legal Representative.  Employer recommends that I consult with an attorney of my own choosing, at my own expense, with regard to entering into this Agreement.

7.  Severability.  I agree that if any provision of this Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity, with a view to enforcing the parties’ intention as set forth in this Agreement to the extent permissible.  All remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

8.  Choice of Law.  This Agreement shall be governed by the laws of the State of Maryland, without giving effect to choice of law principles of any state, except to the extent superseded by federal law (e.g., ERISA).

9.  Employee Certification - Validity of Agreement.  I certify that I have carefully read this Agreement and have executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect.  I further declare that I am competent to understand the content and effect of this Agreement and that my decision to enter into this Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information.  I have not relied on any information except what is set forth in this Agreement.

10.  Effective Date.  I understand that this Agreement shall not become effective or enforceable until the expiration of the revocation period set forth above, provided that I do not elect to revoke it.

11.  Breach of Agreement.  If Employee breaches any of the obligations set forth in this Agreement, in addition to all of the remedies available to Employer, Employee will reimburse Employer all amounts paid to Employee as severance, the amount of $128,866 except salary paid to Employee through the last date of employment and all accrued and unused vacation time.  Employee further agrees that upon any breach of this Agreement by Employee, Employee will reimburse Employer for all expenses incurred in connection with any legal action necessary to enforce this Agreement or as a result of Employee’s breach of this Agreement, including attorney’s fees and costs.  (As required by the regulations issued by the EEOC, the foregoing sentence does not apply with respect to a claim under the Age Discrimination and Employment Act.

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, I have executed this Agreement on the 7th day of April, 2010.

/s/ Raymond J. Hage, Jr.
Raymond J. Hage, Jr.